Exhibit 99.1

For Immediate Release

AFFINIA GROUP ANNOUNCES RESULTS FOR THE

FIRST QUARTER OF 2008

ANN ARBOR, MICHIGAN, May 8, 2008 – Affinia Group Inc. announced a 5.4% increase in sales for the first quarter ended March 31, 2008 compared with the first quarter ended March 31, 2007. Additionally, operating profit for the first quarter improved by 64% over the same period in 2007. Operating profit was $18 million in the first quarter of 2008 compared with $11 million in the first quarter of 2007. The Company also posted $18 million of operating cash flow for the first quarter of 2008, a $15 million improvement over the same period in 2007.

For the first quarter of 2008, net sales were $529 million, as compared to $502 million for the first quarter of 2007, increasing primarily as a result of currency movements against the US dollar. In addition, the Company’s Brazilian operations had significant increases in volume in the first quarter of 2008 due to favorable market conditions in the Brazilian domestic aftermarket. The higher sales in Brazil were largely offset by weaker sales in North America.

Gross profit for the first quarter of 2008 was $95 million, $1 million higher than in the first quarter of 2007. Gross profit margin for the quarter was 18% compared to 19% for the same period in 2007. The lower gross profit margin was due to lower sales in North America along with increased material and freight costs.

Selling, general and administrative expenses for the first quarter of 2008 were $77 million as compared to $83 million for the same period in 2007. The reduction was due to lower restructuring, advertising and changeover expenses.

“Although we faced headwinds with respect to increasing material and freight costs, a significant reduction in our selling, general and administrative expense resulted in an operating profit margin of 3.4%, the strongest first quarter operating profit margin since Affinia came into existence in 2004” said Thomas Madden, Affinia’s Chief Financial Officer.

Net income for the quarter ended March 31, 2008 was $3 million, compared to a net loss of $3 million for the quarter ended March 31, 2007. The improvement in net income was primarily a result of a $6 million reduction in selling, general and administrative expense.

As of March 31, 2008 Affinia had $71 million of cash. Cash from operations for the first quarter resulted in an $18 million source of cash compared to a $3 million source of cash for the same period in 2007. The improvement in operating cash flow was primarily attributable to a $7 million reduction in inventory in the first quarter as compared to a $39 million increase in inventory in the first quarter of 2007. The quarter over quarter reduction in inventory was partially offset by an increase in the Company’s accounts receivable. Capital expenditures of $6 million in the first quarter of 2008 remained unchanged from the same period in 2007.

Total long-term debt outstanding as of March 31, 2008 was $597 million, unchanged from the year ended December 31, 2007. At March 31, 2008 Affinia had no borrowings under its receivables securitization program and the Company continued to be in compliance with all covenants in its senior credit agreement including the following financial covenants: a leverage ratio, a cash interest expense ratio and a maximum annual capital expenditure.

Conference Call

Affinia will hold a conference call to discuss its first quarter 2008 financial results on Friday, May 9, 2008 at 11:00 a.m. Eastern Time. Slides for the conference call will be available from Affinia’s web site: www.affiniagroup.com on Thursday, May 8, 2008.

To participate in the call, please dial (866) 257-8908 within the United States and Canada or (706) 758-9895 for international callers and reference conference ID # 44731551. A replay of the call will be available shortly after the live broadcast ends. To access the replay, please dial (800) 642-1687 within the United States or (706) 645-9291 for international callers. You will need to reference conference ID # 44731551.

Affinia Group Inc. is a global leader in the on- and off-highway replacement products and service industry. In North America the Affinia family of brands includes WIX® filters, Raybestos® , AIMCO® and BrakePro® brake products, and McQuay-Norris® and Spicer® chassis parts. South American and European brands include Nakata®, Filtron®, Urba® and Quinton Hazell®. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may include comments concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical. When used in this report, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this report. Such risks, uncertainties and other important factors include, among others: our substantial leverage; limitations on flexibility in operating our business contained in our debt agreements; pricing and import pressures; the shift in demand from premium to economy products; our dependence on our largest customers; changing distribution channels; increasing costs for manufactured components, raw materials, crude oil and energy prices; our ability to achieve cost savings from our restructuring; increased costs in imported products from China and other low cost sources; the consolidation of distributors; risks associated with our non-U.S. operations; product liability and customer warranty and recall claims; changes to environmental and automotive safety regulations; changes to anti-dumping duty rates; risk of impairment to intangibles and goodwill; risk of successful refinancing if required; non-performance by, or insolvency of, our suppliers or our customers; work stoppages or similar difficulties could significantly disrupt our operations, and other labor disputes; challenges to our intellectual property portfolio; and our exposure to a recession. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements.

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